Exhibit 4.3.1

Schedule to Form of Warrants dated December 23, 2022

Baijiayun Group Ltd

Name of Warrant Holders	Warrant Shares
BSH Wining Limited	3,342,478
GP Hitech Holdings Limited	3,242,647
Shenzhen Dachen Chuanghong Private Equity Investment Enterprise (limited partnership)	3,011,016
GP Venture Capital Limited	1,985,285
Guiyang Fuwu Waibao and Hujiao Chanye Chuangye Investment Fund Co., Ltd.	1,849,047
Beijing Guoke Dingzhi Equity Investment Center (limited partnership)	1,323,511
SMCD Limited	1,254,044
QF Capital Limited	878,332
QF Group Limited	780,726
Shenzhen Caizhi Chuangying Private Equity Investment Enterprise (limited partnership)	297,793